Exhibit 21.1

Subsidiaries of the Registrant

Entity	Jurisdiction of Organization
Alclear Holdings, LLC	Delaware
Alclear LLC	Delaware
Secure Identity, LLC	Delaware
NoQue, LLC	Delaware
Alclear Healthcare, LLC	Delaware
Alclarity, LLC	Delaware
Alclear Healthpass, LLC	Delaware
Alclear PC, LLC	Delaware
Clear Secure, Inc.	Delaware
Chai Clear LTD	Israel